FOR IMMEDIATE RELEASE

January 30, 2017

Utilities Sign Power Pooling Agreement

Collaboration to save millions for Railbelt customers

Three of Alaska’s Railbelt electric utilities have signed an agreement to collectively utilize their generation and transmission assets to benefit tens of thousands of customers. The Power Pooling and Joint Dispatch Agreement, signed by Chugach Electric Association (Chugach), Municipal Light & Power (ML&P), the Municipality of Anchorage (MOA) and Matanuska Electric Association (MEA), was filed with the Regulatory Commission of Alaska (RCA) today.

Signing of the agreement solidifies work of the utilities on a power market, allowing the utilities to buy and sell power when it is more economic than generating their own. By running the most efficient units first, regardless of location or ownership, the utilities estimate the arrangement will jointly save $12 million to $16 million a year in fuel, operations and maintenance costs, and will reduce CO2 emissions by 90,000 to 120,000 tons per year.

In addition to the reduced cost of power and reduced CO2 emissions, power pooling and economic dispatch of power will also reduce natural gas usage.

“Working together to provide power to our customers in the most efficient, cost-effective manner means lower costs and improved reliability for everyone,” said Lee Thibert, Chugach CEO. “This agreement represents a lot of hard work and cooperation on behalf of thousands of Alaska electric customers, and I want to thank everyone involved for the great work done.”

“We are pleased to see our recent utility cooperation expanded into a more formalized agreement that can reduce costs for our members,” said Tony Izzo, CEO, Matanuska Electric Association. “The Railbelt’s new, more efficient generation suite brings significant opportunity for savings when we work together and we look forward to this new era of collaboration.”

“The work of the utilities serving Anchorage demonstrates what collaborative effort can achieve and builds on our cooperative work to provide reliable, cost-effective electric service for businesses and families,” said ML&P General Manager Mark Johnston.

The Power Pooling and Joint Dispatch Agreement is the framework for a commitment to jointly dispatch and share in the benefits of power pooling. The filing with the RCA is considered informational as the utilities continue to work out details of the dispatch and payment reconciliation process—called settlement—throughout 2017.

A filing requesting RCA approval of the final, long-term agreement is expected in 2018.

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For more information:

Chugach Electric - Julie Hasquet, (907) 762-4489

Municipal Light & Power - Julie Harris, (907) 263-5423

Matanuska Electric Association – Julie Estey, (907) 355-4447